Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

)
In the Matter of	)
	)	ORDER TO CEASE AND DESIST
STERLING SAVINGS BANK	)
SPOKANE, WASHINGTON	)	FDIC-09-507b
)
(INSURED STATE NONMEMBER BANK))
)

         Sterling Savings Bank, Spokane, Washington (“Bank”), having been advised of its right to a Notice Of Charges And Of Hearing detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Revised Code of Washington, Anno. § 30.04.450, and having waived those rights, entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (“Consent Agreement”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the Washington Department of Financial Institutions (“WDFI”), dated October 9, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices, the Bank consented to the issuance of an Order to Cease and Desist (“Order”) by the FDIC and the WDFI.

         The FDIC and the WDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and violations of law and/or regulations.  The FDIC and the WDFI, therefore, accepted the Consent Agreement and issued the following:

ORDER TO CEASE AND DESIST

         IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the joint FDIC and WDFI Report of Visitation dated June 29, 2009 (“ROV”):

(a)  operating with inadequate board of directors oversight;

(b)  operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

(c)  operating with a large volume of poor quality loans; and

(d)  operating in such a manner as to produce operating losses.

         IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1.  The Bank shall have and retain qualified management.

(a)  Each member of executive management of the Bank shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Management shall include the following:  (i) a chief executive officer; (ii) a chief financial officer; and (iii) a senior lending officer.  Each member of executive management of the Bank shall be provided appropriate written authority from the Board of Directors (“Board”) to implement the provisions of this Order.

(b)  The qualifications of executive management shall be assessed on its ability to:

(i)  comply with the requirements of this Order;

(ii)  operate the Bank in a safe and sound manner;

(iii)  comply with applicable laws and regulations; and

(iv)  restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c)  During the life of this Order, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Director of Banks of the Washington Department of Financial Institutions (“Director of Banks”) in writing when it proposes to add or replace any individual on the Board, or employ any individual to serve as a senior executive officer, or change the responsibilities of any existing senior executive officer to include the responsibilities of another senior executive officer position.  The term “senior executive officer” shall have the same meaning ascribed to it in Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101.  The notification shall include a completed Interagency Biographical and Financial Report and Interagency Change in Director or Senior Executive Officer and must be received at least 30 days before the addition, employment or change of responsibilities is intended to become effective.  The Regional Director and the Director of Banks shall have the power under the authority of this Order to disapprove the addition, employment or change of responsibilities of any proposed officer or director.

(d)  The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Regional Director and the Director of Banks to complete their review and act on any such information or authority within 30 days.  The Bank shall not add, employ or change the responsibilities of any proposed director or senior executive officer until such time as the Regional Director and the Director of Banks have completed their review.

2.  Upon the effective date of this Order, the Board shall assure its on-going participation in the affairs of the Bank, including full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall continue to be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; liquidity and funds managements activities; operating policies; and individual committee actions.  The Board minutes shall continue to document these reviews and approvals, including the names of any dissenting directors.

3. (a)          By December 15, 2009, the Bank shall increase its Tier 1 capital by not less than $300 million, and shall thereafter maintain its Tier 1 capital in such an amount to ensure that the Bank’s leverage ratio equals or exceeds 10.0 percent.  Thereafter, in the event the Tier 1 leverage capital ratio falls below 10.0 percent, the Regional Director and the Director of Banks shall be notified in writing, and capital shall be increased in an amount sufficient to meet the ratio required by this provision within 60 days.

    (b)          Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan (“Capital Plan”) to meet and maintain the capital requirements of this Order.   The Capital Plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in subparagraph 3(a) above.  In developing the Capital Plan, the Bank must take into consideration:

                    (i)       volume of the Bank’s adversely classified assets;

         (ii)      nature and level of the Bank’s asset concentrations;

         (iii)     adequacy of the Bank’s ALLL;

         (iv)      anticipated level of retained earnings;

         (v)       anticipated and contingent liquidity needs; and

         (vi)      source and timing of additional funds to fulfill future capital needs.

The Capital Plan shall include a contingency plan in the event that the Bank has (i) failed to maintain the minimum capital ratio required by subparagraph 3(a); (ii) failed to submit an acceptable capital plan as required by this subparagraph; or (iii) failed to implement or adhere to a capital plan to which the Regional Director and the Director of Banks have taken no written objection pursuant to this subparagraph.  The contingency plan shall address other strategic alternatives, including but not limited to the sale of control or merger of the Bank.  The Bank shall implement the contingency plan upon written notice from the Regional Director and the Director of Banks.  The Capital Plan and its implementation shall be in a form and manner acceptable to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

                   (c)       The level of capital to be maintained during the life of this Order shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.  Any increase in Tier 1 capital necessary to meet the requirements of this paragraph may not be accomplished through a deduction from the Bank’s ALLL or other reserves.

                   (d)       If all or part of the increase in capital required by this Order is accomplished by the sale of new securities issued by the Bank, the Bank’s Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan.  Should the implementation of the plan involve a public distribution of the Bank’s securities, the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws.  Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the Bank’s securities shall be submitted to the FDIC, Registration, Disclosure and Securities Unit, 550 17th St. N.W., Washington, D.C. 20429, for review.  Any changes requested by the FDIC shall be made prior to dissemination.  If the increase in capital is provided by the sale of noncumulative perpetual preferred stock issued by the Bank, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Director of Banks for prior approval.

                   (e)       In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities.  The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

                   (f)       For the purposes of this Order, the terms “leverage ratio” and “Tier 1 capital” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(m) and 325.2(v).

         4.        The Bank shall not pay cash dividends or make any other payments or distributions representing a reduction of Bank capital to its shareholder(s) without the prior written consent of the Regional Director and the Director of Banks.

         5.        Within 60 days from the effective date of this Order, the Board shall review and revise, if necessary, the appropriateness of the Bank’s ALLL and its comprehensive policy for determining an appropriate level of the ALLL.  For the purpose of this determination, an appropriate ALLL shall be determined after the charge-off of all loans or other items classified “Loss.”  The policy shall provide for a review of the ALLL at least once each calendar quarter.  Said review shall be completed in order that the findings of the Board with respect to the ALLL are properly reported in the quarterly Reports of Condition and Income.  The review shall focus on the accounting standards set forth in Financial Accounting Standard (“FAS”) 5 and FAS 114, the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings.  The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.  The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

         6.        (a)       Within 60 days from the effective date of this Order, the Bank shall develop a written plan, approved by its Board of Directors, for systematically reducing the level of nonperforming assets and assets listed on the Bank’s watchlist to an acceptable level.  The plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

                    (b)       As used in this paragraph the word "reduce" means:

(i)  to collect;

(ii)  to charge-off; or

(iii)  to sufficiently improve the quality of assets on the watchlist to warrant their removal from the list, as determined by the FDIC and the WDFI.

          7.        Within 60 days from the effective date of this Order, the Bank shall adopt and implement a policy to prohibit extending, directly or indirectly, any additional credit to, or for the benefit of, any borrower that has a loan or other extension of credit from the Bank that has been charged off or adversely classified, in whole or in part, as “Substandard,” “Doubtful,” or “Loss.”  Such policy may establish specific criteria in limited cases where such extensions of credit are prudent and designed to reduce or mitigate the risk of loss to the Bank.  Exceptions to the policy beyond the specific criteria shall require the prior approval of a majority of the Board or the Executive Credit Committee of the Bank.  Such policy and its implementation shall be satisfactory to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

         8.        Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written plan, approved by its Board and acceptable to the Regional Director and the Director of Banks, for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Commercial Real Estate” Concentration, with particular emphasis on those borrowers in the “Acquisition, Land Development, and Construction” lending area.  Such plan shall be in conformance with Appendix A of Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365, Appendix A; and Financial Institution Letter (“FIL”)-104-2006, Commercial Real Estate Lending Joint Guidance, dated December 12, 2006.

         9.        Within 120 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written three-year strategic plan to improve the Bank’s profitability and risk profile.  The plan shall address, at a minimum, goals and strategies for improving and sustaining the earnings of the Bank, and include:

                   (a)       Identification of the major areas in which, and means by which, the Board of Directors will seek to improve the Bank’s operating performance;

                   (b)       Realistic and comprehensive budgets;

                   (c)       A budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

                   (d)       Description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.

Such plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

         10.       Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy that adequately addresses liquidity needs and contingency funding, appropriately reduces the reliance on non-core funding sources, and complies with the Guidance on Liquidity Risk Management, FIL-84-2008, dated August 26, 2008.  Such policy and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

         11.      (a)       During the life of this Order, the Bank shall comply with the provisions of section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6.

                   (b)       Within 60 days from the effective date of this Order, the Bank shall submit to the Regional Director and the Director of Banks a written plan for reducing its brokered deposits.  The plan shall contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be reduced.  For purposes of this Order, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2).  Such plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

         12.    Within 35 days of the end of the first quarter following the effective date of this Order, and within 35 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director of Banks detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof.  Such reports shall include a copy of the Bank’s Reports of Condition and Income.  Such reports may be discontinued when the corrections required by this Order have been accomplished and the Regional Director and the Director of Banks have released the Bank in writing from making further reports.

            13.    Following the effective date of this Order, the Bank shall either provide a copy of the Order to its shareholder Sterling Financial Corporation or otherwise furnish a description of the Order in conjunction with the next board meeting of Sterling Financial Corporation, in which case such description shall fully describe the Order in all material respects.  Such a description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, at least 20 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

         This Order will become effective upon its issuance by the FDIC and the WDFI.  The provisions of this Order shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this Order shall have been modified, terminated, suspended, or set aside by the FDIC and the WDFI.

         Pursuant to delegated authority.

         Dated at San Francisco, California, this 9th day of October, 2009.

/s/ J. George Doerr	/s/ Brad Williamson
J. George Doerr	Brad Williamson
Deputy Regional Director	Director of Banks
Risk Management Division of Supervision and Consumer Protection	Washington Department of Financial Institutions
San Francisco Region
Federal Deposit Insurance Corporation